Press Release

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

PITTSBURGH, October 27, 2011 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced unaudited financial results for third quarter 2011. The Bank recorded net income of $11.9 million. On October 28, 2011, the Bank will repurchase excess capital stock consistent with its practice in past quarters.

Operating Results
For the third quarter of 2011, net income was $11.9 million, down 74% compared to $45.1 million in third quarter 2010. This decrease was driven by lower net interest income and losses on derivatives and hedging activities in the current period as well as nonrecurring gains on sale of available-for-sale (AFS) securities in the prior period. The Bank incurred net other-than-temporary impairment (OTTI) credit losses on its private-label mortgage-backed securities (MBS) portfolio of $(6.2) million for third quarter 2011 compared to $(7.0) million for third quarter 2010.

For the nine months ended September 30, 2011, net income was $27.1 million compared to a net loss of $(13.2) million for the same prior-year period primarily due to lower net OTTI credit losses partially offset by lower net interest income year-over-year, as well as nonrecurring gains on sale of AFS securities in the prior year. For the nine months ended September 30, 2011 and 2010, net OTTI credit losses were $(37.5) million and $(145.3) million, respectively.

“We are pleased the Bank has continued to be profitable and able to repurchase capital stock, particularly during a period of excess liquidity among our members and sustained low interest rates,” said Winthrop Watson, President and Chief Executive Officer.

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FHLBank Pittsburgh Reports Third Quarter Results – page two

The Bank actively monitors the credit quality of its MBS. It is not possible to predict the magnitude of additional OTTI charges in the future because that will depend on many factors, including economic, financial market and housing market conditions as well as the actual and projected performance of the loan collateral underlying the Bank’s MBS. If delinquency and/or loss rates on mortgages and/or home equity loans continue to increase, and/or there is a further decline in residential real estate values, the Bank could experience reduced yields or further losses on these investment securities.

The vast majority of the securities in the Bank’s private-label MBS portfolio were AAA-rated at the time of purchase. Based on the performance of certain securities, among other information, it appears that the underwriting standards represented in the offering materials for these securities were not followed. As a result, the Bank owns certain private-label MBS, which it otherwise would not have owned, on which it has recognized losses. The Bank has filed lawsuits against certain issuers, underwriters and rating agencies related to these misrepresentations.

For the quarter ended September 30, 2011, net interest income was $37.5 million, a decrease of $13.1 million, or 26%, from $50.6 million for third quarter 2010. For the nine months ended September 30, 2011, net interest income was $112.7 million, a decrease of $56.0 million, or 33%, from $168.7 million for the same prior-year period. These declines were driven by both a shrinking balance sheet as well as net interest margin compression. Net interest margin compression was due to run-off of higher yielding mortgage assets and changes in the composition of the Bank’s balance sheet. The net interest margin decreased 5 basis points quarter-over-quarter to 30 basis points and decreased 8 basis points year-over-year to 29 basis points.

Balance Sheet Highlights
Total loans to members, also called advances, decreased $3.9 billion, or 13%, to $25.8 billion at September 30, 2011 compared to $29.7 billion at December 31, 2010. Demand for advances has declined steadily since late 2008 primarily due to members being able to fund loans with increased customer deposit balances and continued low loan demand from members’ customers in the current economy.

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FHLBank Pittsburgh Reports Third Quarter Results – page three

At September 30, 2011, total assets were $46.8 billion, a decrease of $6.6 billion, or 12%, from $53.4 billion at December 31, 2010. Total capital at September 30, 2011 was $3.8 billion, a decrease of $389.8 million from $4.2 billion at December 31, 2010. The decrease in total capital from year-end 2010 was due to the partial excess capital stock repurchases in February, April and July 2011. The portion of OTTI losses reported as noncredit losses in accumulated other comprehensive income (loss) (AOCI) improved to $(140.4) million at September 30, 2011 from $(222.5) million at December 31, 2010. This improvement was due to paydowns and price appreciation in the private-label MBS portfolio as well as the reclassification of certain noncredit losses to credit losses during the first nine months of 2011. Total retained earnings were $424.4 million at September 30, 2011, an increase of $27.1 million from $397.3 million at December 31, 2010. This included $2.4 million of restricted retained earnings at September 30, 2011. At September 30, 2011, FHLBank Pittsburgh had total regulatory capital of $4.0 billion and remained in compliance with all regulatory capital requirements.

The Bank will repurchase excess capital stock tomorrow, October 28, 2011. The amount of excess capital stock to be repurchased from any member will be the lesser of five percent of the member’s total capital stock outstanding or its excess capital stock outstanding. Decisions regarding any future repurchases of excess capital stock will be made on a quarterly basis.

On December 23, 2008, the Bank’s management and Board of Directors announced the suspension of both dividend payments and the repurchase of excess capital stock until such time as it becomes prudent to reinstate either or both. While the repurchase of excess capital stock suspension has been partially lifted again this quarter with the limited repurchase on October 28, 2011, the dividend suspension remains in effect and, therefore, no dividends were declared or paid in the third quarter of 2011. The Bank will continue to monitor the condition of its private-label residential MBS portfolio, its overall financial performance and retained earnings, developments in the mortgage and credit markets, and other relevant information as the basis for determining the status of dividends and excess capital stock repurchases in future quarters.

FHLBank Pittsburgh Reports Third Quarter 2011 Results – page four

Detailed financial information regarding the third quarter 2011 results will be available in FHLBank Pittsburgh’s third quarter 2011 Form 10-Q filing, which the Bank anticipates filing on November 8, 2011. Detailed financial information regarding 2010 is available in the 2010 Form 10-K, which can be accessed through FHLBank Pittsburgh’s website at www.fhlb-pgh.com.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded and does not use taxpayer dollars. At September 30, 2011, it had 300 members in its district of Delaware, Pennsylvania and West Virginia and approximately $47 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage and community development activities of local financial institutions.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, general economic conditions (including effects on, among other things, mortgage-backed securities), the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements), changes in our membership profile, demand for advances, changes in projected business volumes, business and capital plan adjustments and amendments, regulatory actions or approvals, competitive pressure from alternative member funding sources, government actions and programs in response to the credit crisis, accounting adjustments or requirements, interest-rate volatility, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and changes in the System’s debt rating or the Bank’s rating. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

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FHLBank Pittsburgh Reports Third Quarter Results – page five

Unaudited Condensed Statements of Condition and Operations
(in millions)

Statement of Condition	September 30, 2011	December 31, 2010
ASSETS:
Investments (1)	$16,526.3	$18,751.7
Advances	25,838.6	29,708.4
Mortgage loans held for portfolio, net	4,031.2	4,483.0
All other assets	432.6	443.6

Total assets	$46,828.7	$53,386.7

LIABILITIES:
Consolidated obligations, net	$41,123.1	$47,211.4
All other liabilities	1,934.5	2,014.4

Total liabilities	43,057.6	49,225.8
CAPITAL:
Total capital stock	3,483.7	3,986.9
Retained earnings	424.4	397.3
Accumulated other comprehensive loss	(137.0)	(223.3)

Total capital	3,771.1	4,160.9

Total liabilities and capital	$46,828.7	$53,386.7

(1) Includes held-to-maturity securities, available-for-sale securities, trading securities, interest-bearing deposits, Federal funds sold and securities purchased under agreement to resell.

	For the three months		For the nine months
	ended September 30,		ended September 30,
Statement of Operations	2011	2010	2011	2010
Total interest income	$187.1	$245.4	$589.2	$736.8
Total interest expense	149.6	194.8	476.5	568.1

Net interest income	37.5	50.6	112.7	168.7
Provision (benefit) for credit losses	2.4	(1.3)	6.4	(2.7)
Total OTTI losses	(0.1)	—	(3.2)	(22.6)
Portion of OTTI losses recognized in other comprehensive loss	(6.1)	(7.0)	(34.3)	(122.7)

Net OTTI losses	(6.2)	(7.0)	(37.5)	(145.3)
All other income (loss)	(1.1)	16.0	11.5	7.8
All other expense	14.1	15.8	46.0	47.1

Income (loss) before assessments	13.7	45.1	34.3	(13.2)
Affordable Housing Program	1.8	—	3.5	—
REFCORP	—	—	3.7	—

Total assessments	1.8	—	7.2	—
Net income (loss)	$11.9	$45.1	$27.1	$(13.2)